UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2024

GROVE COLLABORATIVE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40263	88-2840659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Sansome Street San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)
(800) 231-8527
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	GROV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Transition

On December 19, 2024, Grove Collaborative Holdings, Inc., a Delaware corporation (the “Company”), and Stuart Landesberg, the Company’s current Executive Chair, agreed that Mr. Landesberg would step down as Executive Chair of the Board of Directors of the Company (the “Board”), effective February 17, 2025 (the “Transition Date”), and transition to the role of a non-employee member of the Board, initially as Chairperson of the Board.

In connection with Mr. Landesberg’s transition from Executive Chair to a non-employee member of the Board, the Company and Mr. Landesberg entered into a letter agreement on December 19, 2024 (the “Letter Agreement”), which provides that, upon the Transition Date, Mr. Landesberg will no longer be entitled to receive the compensation set forth in the Letter of Transition, previously entered into by and between Mr. Landesberg and the Company in connection with his service as Executive Chair, and will instead receive annual cash and equity compensation consistent with the compensation paid to other non-employee members of the Board. In addition, Mr. Landesberg’s outstanding equity awards will continue to vest in accordance with their original vesting schedules while he continues to serve as a non-employee member of the Board, with any performance-based awards subject to the achievement of any applicable performance conditions and, in the event that his service is terminated by the Company other than for cause, his outstanding time-based equity awards will fully vest upon such termination of service. Subject to Mr. Landesberg’s timely enrollment for continued health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Company will pay to Mr. Landesberg up to three months of the employer cost of such continued coverage for him and his dependents.

Also, on December 23, 2024, the Company and Chris Clark, the Chief Technology Officer of the Company agreed that Mr. Clark’s employment would be terminated, effective February 16, 2025 (the “Clark Separation Date”). In connection with Mr. Clark’s separation, the Company and Mr. Clark entered into a separation and general release agreement on December 23, 2024 (the “Separation Agreement”), which provides that, subject to Mr. Clark remaining employed through the Clark Separation Date and his execution of a release of claims in favor of the Company, Mr. Clark will be entitled to: (i) a lump sum cash payment equal to 26 weeks of Mr. Clark’s base salary; (ii) a cash bonus under the Company’s 2024 Annual Incentive Plan, based on actual performance; (iii) continued COBRA coverage for up to three months; and (iv) (A) accelerated vesting of the portion of Mr. Clark’s outstanding restricted stock unit awards that would have vested on or before August 15, 2025 if Mr. Clark had remained employed with the Company through such date, and (B) the extension of the post-termination exercise period for Mr. Clark’s stock option awards to the earlier of the original expiration date and two years from the Clark Separation Date. In addition, Mr. Clark will provide non-compensated consulting services to the Company from the Clark Separation Date through April 1, 2025.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROVE COLLABORATIVE HOLDINGS, INC.

By:	/s/ Sergio Cervantes
Name:	Sergio Cervantes
Title:	Chief Financial Officer
Dated: December 26, 2024